UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 11, 2013

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State of Other Jurisdiction of Incorporation)

	1-11530	38-2033632
	(Commission File Number)	(I.R.S. Employer Identification No.)

	200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan	48304-2324
	(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 11, 2013, Taubman Centers, Inc. (the Company or TCO) entered into an underwriting agreement (the Underwriting Agreement) with Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I thereto. Pursuant to the Underwriting Agreement, the Company agreed to sell up to 6,900,000 shares of its 6.25% Series K Cumulative Redeemable Preferred Stock (the Series K Preferred Stock) in an underwritten public offering, which includes an over-allotment option for up to 900,000 shares of the Series K Preferred Stock. The offering is expected to close on March 15, 2013. The Company estimates the net proceeds of the offering, after deducting the underwriting discount and offering expenses payable by the Company, but assuming no exercise of the over-allotment option by the underwriters, will be approximately $145.1 million. The Company may redeem the Series K Preferred Stock, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, on or after March 15, 2018.
The offering of the Series K Preferred Stock was made pursuant to the Registration Statement on Form S-3 (Registration No. 333-174880), the prospectus dated June 14, 2011, and the related prospectus supplement dated March 11, 2013.
A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference.

Item 7.01. REGULATION FD DISCLOSURE.

The Company intends to initially use the net proceeds to reduce outstanding borrowings under its $1.165 billion revolving lines of credit. Amounts available under the revolving lines of credit may be reborrowed in the future to repay other outstanding debt, to fund development activity and property acquisitions, to retire some or all of a series of outstanding preferred shares, to repurchase equity, and for working capital and other general corporate purposes. Because the dividend rate on the Series K Preferred Stock will be greater than the interest rates payable on the revolving lines of credit, this offering will have a negative impact on the Company's Funds from Operations per diluted share and net income allocable to common shareholders per diluted share in 2013. The impact of the $150 million offering, excluding any exercise of the overallotment, on Funds from Operations per diluted share and net income allocable to common shareholders per diluted share in 2013 is estimated to be about $0.06 per diluted common share. This negative impact could change in the future in the event the Company reborrows funds under its revolving lines of credit for the potential uses discussed above. This negative impact was not included in the 2013 earnings guidance issued by the Company on February 13, 2013.

The information in this Item 7.01 of Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 8.01.    OTHER EVENTS.

On March 11, 2013, the Company issued a press release announcing the terms of the offering of the Series K Preferred Stock issuance. A copy of the press release dated March 11, 2013 is attached hereto as Exhibit 99.1 and is incorporated herein by reference. In connection with the filing of the prospectus supplement, the Company is filing as Exhibits 5.1 and 8.1 to this Current Report on Form 8-K opinions of the Company's counsel, Honigman Miller Schwartz and Cohn LLP, regarding the validity of the Series K Preferred Stock and certain federal income tax matters, respectively.

Item 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d)    Exhibits

Exhibit	Description

1.1
Underwriting Agreement, dated March 11, 2013, by and among the Company and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I thereto

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP
8.1	Tax Opinion of Honigman Miller Schwartz and Cohn LLP
23.1	Consent of Honigman Miller Schwartz and Cohn LLP (contained in Exhibit 5.1 hereto)
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in Exhibit 8.1 hereto)
99.1	Press Release, dated March 11, 2013, entitled “Taubman Centers Announces Pricing of $150 Million of 6.25% Series K Cumulative Redeemable Preferred Stock.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 12, 2013	TAUBMAN CENTERS, INC.

By: /s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

1.1
Underwriting Agreement, dated March 11, 2013, by and among the Company and Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I thereto

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP
8.1	Tax Opinion of Honigman Miller Schwartz and Cohn LLP
23.1	Consent of Honigman Miller Schwartz and Cohn LLP (contained in Exhibit 5.1 hereto)
23.2	Consent of Honigman Miller Schwartz and Cohn LLP (contained in Exhibit 8.1 hereto)
99.1	Press Release, dated March 11, 2013, entitled “Taubman Centers Announces Pricing of $150 Million of 6.25% Series K Cumulative Redeemable Preferred Stock.”